Exhibit 99.1

MYR Group Inc. Announces Second-Quarter 2019 Results

Rolling Meadows, Ill., July 31, 2019 – MYR Group Inc. (“MYR”) (NASDAQ: MYRG), a holding company of leading specialty contractors serving the electric utility infrastructure, commercial and industrial construction markets in the United States and western Canada, today announced its second-quarter 2019 financial results.

Highlights

•	Second-quarter revenues of $448.8 million
•	Second-quarter net income attributable to MYR of $7.2 million, or $0.43 per diluted share
•	Backlog of $1.16 billion, an all-time high
•	Acquired CSI Electrical Contractors, Inc. (“CSI”) on July 15, 2019 for approximately $79.7 million

Management Comments

Rick Swartz, MYR’s President and CEO, said “Our second-quarter and first-half 2019 financial results included increases in revenue, earnings per share and EBITDA as compared to the second quarter and first half of 2018. Our backlog in the second quarter reached a record high of $1.16 billion consisting of short and long-term projects in both our T&D and C&I segments.” Mr. Swartz added, “On July 15th we completed the acquisition of CSI Electrical Contractors, Inc. which will expand services throughout California to a broad array of end markets. The addition of CSI further strengthens our C&I service offerings, geographic reach and market position and allows us to provide additional services to both new and existing customers. Overall, we expect favorable market conditions, operational improvements, strategic expansion and our strong industry position will continue to support efficiencies in our operations and drive further growth.”

Second Quarter Results

MYR reported second-quarter 2019 revenues of $448.8 million, an increase of $109.1 million, or 32.1 percent, compared to the second quarter of 2018. Specifically, the T&D segment reported revenues of $255.9 million for the second quarter of 2019, an increase of $59.0 million, or 30.0 percent, from the second quarter of 2018, primarily due to an increase in revenue on small- to medium-sized transmission projects. The C&I segment reported revenues of $192.9 million for the second quarter of 2019, an increase of $50.1 million, or 35.1 percent, from the second quarter of 2018, primarily due to increases in volume across all project sizes and incremental revenues from the Huen Companies.

Consolidated gross profit increased to $43.2 million in the second quarter of 2019, an increase of $4.6 million or 11.7 percent, from the second quarter of 2018. The increase in gross profit was due to higher revenues, partially offset by lower margins. Gross margin was 9.6 percent for the second quarter of 2019 compared to 11.4 percent for the second quarter of 2018. The decrease in gross margin was primarily due to inefficiencies related to unanticipated overtime and material delays associated with a joint venture project in which we own the majority controlling interest, which were partially offset by net loss attributable to noncontrolling interest. The joint venture project is subject to margin guarantees, for which an offset is recognized in other income. Gross margin was also negatively impacted by projects with changes in estimates relating to a higher level of costs on items bid at lower margins, inclement weather conditions, and labor inefficiencies for which we are in ongoing negotiations to receive reimbursement. Changes in estimates of gross profit on certain projects resulted in a gross margin decreases of 0.9 percent and increases of 0.1 percent for the second quarter of 2019 and 2018, respectively.

Selling, general and administrative expenses (“SG&A”) increased to $33.9 million in the second quarter of 2019, compared to $29.2 million for the second quarter of 2018. The period-over-period increase was primarily due to the acquisition of the Huen Companies and higher employee related expenses to support operations. As a percentage of revenues, SG&A decreased to 7.6 percent for the second quarter of 2019 from 8.6 percent for the second quarter of 2018.

Income tax expense was $2.5 million for the second quarter of 2019, with an effective tax rate of 27.9 percent, compared to tax expense of $2.8 million for the second quarter of 2018, with an effective tax rate of 28.8 percent. The decrease in the tax rate in the second quarter of 2019 was primarily due to state income taxes offset by the impact of our noncontrolling interest. Our inability to utilize losses experienced in certain Canadian operations negatively impacted the effective tax rate in the second quarter of 2018.

For the second quarter of 2019, net income attributable to MYR Group Inc. was $7.2 million, or $0.43 per diluted share attributable to MYR Group Inc., compared to $6.8 million, or $0.41 per diluted share, for the same period of 2018. Second-quarter 2019 EBITDA, a non-GAAP financial measure, was $20.6 million, compared to $19.8 million in the second quarter of 2018.

First-Half Results

MYR reported first-half 2019 revenues of $916.9 million, an increase of $231.6 million, or 33.8 percent, compared to the first half of 2018. Specifically, the T&D segment reported revenues of $528.5 million, an increase of $115.2 million, or 27.9 percent, from the first half of 2018, primarily due to, an increase in volume on small- to medium-sized transmission projects. The C&I segment reported revenues of $388.4 million, an increase of $116.4 million, or 42.8 percent from the first half of 2018, primarily due to increases in volume across all project sizes and incremental revenues from the Huen Companies.

Consolidated gross profit increased to $86.0 million in the first half of 2019, an increase of $11.6 million or 15.7 percent, from the first half of 2018. The increase in gross profit was due to higher revenues, partially offset by lower margins. Gross margin was 9.4 percent for the first half of 2019 compared to 10.9 percent for the first half of 2018. The decrease in gross margin was primarily due to inclement weather on certain projects and material delays associated with a joint venture project in which we own the majority controlling interest, which were partially offset by net loss attributable to noncontrolling interest. The joint venture project is subject to margin guarantees, for which an offset is recognized in other income. Gross margin was also negatively impacted by projects with changes in estimates relating to a higher level of costs on items bid at lower margins, inclement weather conditions, and labor inefficiencies for which we are in ongoing negotiations to receive reimbursement. These margin decreases were partially offset by better than anticipated productivity on a project. Changes in estimates of gross profit on certain projects resulted in a gross margin decreases of 1.0 percent and increases of 0.1 percent for the first half of 2019 and 2018, respectively.

SG&A increased to $66.9 million in the first half of 2019, compared to $57.4 million for the first half of 2018. The period-over-period increase was primarily due to the acquisition of the Huen Companies and higher employee related expenses to support operations. As a percentage of revenues, SG&A decreased to 7.3 percent for the first half of 2019 from 8.4 percent for the first half of 2018.

Income tax expense was $5.0 million for the first half of 2019, with an effective tax rate of 27.9 percent, compared to tax expense of $5.1 million for the first-half of 2018, with an effective tax rate of 28.8 percent. The decrease in the tax rate in the first-half of 2019 was primarily due to state income taxes offset by the impact of our noncontrolling interest. Our inability to utilize losses experienced in certain Canadian operations negatively impacted the effective tax rate in the first half of 2018.

For the first half of 2019, net income attributable to MYR Group Inc. was $14.6 million, or $0.87 per diluted share attributable to MYR Group Inc., compared to $12.5 million, or $0.75 per diluted share, for the same period of 2018.

Acquisition of the CSI Electrical Contractors, Inc.

On July 15, 2019, MYR completed the acquisition of substantially all the assets of CSI. CSI will provide services to a broad array of end markets under MYR’s C&I segment. The total consideration paid was approximately $79.7 million, subject to working capital and net asset adjustments, entirely funded through borrowings under its credit facility. There could also be contingent payments based on achievement of certain performance targets and continued employment of certain key executives of CSI.

Backlog

As of June 30, 2019, MYR's backlog was $1.16 billion, compared to $1.14 billion as of March 31, 2019. As of June 30, 2019, T&D backlog was $482.5 million, and C&I backlog was $677.3 million. Total backlog at June 30, 2019 increased $146.4 million, or 14.4 percent, from the $1.01 billion reported at June 30, 2018.

Balance Sheet

As of June 30, 2019, MYR had $175.5 million of borrowing availability under its revolving credit facility. Following the end of second quarter, MYR completed the acquisition of CSI. The purchase price was funded through borrowings under our credit agreement.

Non-GAAP Financial Measures

To supplement MYR’s financial statements presented in accordance with generally accepted accounting principles in the United States (“GAAP”), MYR uses certain non-GAAP measures. Reconciliation to the nearest GAAP measures of all non-GAAP measures included in this press release can be found at the end of this release. MYR’s definitions of these non-GAAP measures may differ from similarly titled measures used by others. These non-GAAP measures should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP.

MYR believes that these non-GAAP measures are useful because they (i) provide both management and investors meaningful supplemental information regarding financial performance by excluding certain expenses and benefits that may not be indicative of recurring core business operating results, (ii) permit investors to view MYR’s performance using the same tools that management uses to evaluate MYR’s past performance, reportable business segments and prospects for future performance, (iii) publicly disclose results that are relevant to financial covenants included in MYR’s credit facility and (iv) otherwise provide supplemental information that may be useful to investors in evaluating MYR.

Conference Call

MYR will host a conference call to discuss its second-quarter 2019 results on Thursday, August 1, 2019, at 9:00 a.m. Central time. To participate in the conference call via telephone, please dial (877) 561-2750 (domestic) or (763) 416-8565 (international) at least five minutes prior to the start of the event. A replay of the conference call will be available through Thursday, August 8, 2019, at 1:00 P.M. Eastern time, by dialing (855) 859-2056 or (404) 537-3406, and entering conference ID 3690127. MYR will also broadcast the conference call live via the internet. Interested parties may access the webcast through the Investor Relations section of MYR's website at www.myrgroup.com. Please access the website at least 15 minutes prior to the start of the call to register, download and install any necessary audio software. The webcast will be available until Thursday, August 8, 2019, at 1:00 P.M. Eastern time.

About MYR

MYR is a holding company of leading specialty contractors serving the electric utility infrastructure, commercial and industrial construction markets throughout the United States and western Canada who have the experience and expertise to complete electrical installations of any type and size. Their comprehensive services on electric transmission and distribution networks and substation facilities include design, engineering, procurement, construction, upgrade, maintenance and repair services. Transmission and distribution customers include investor-owned utilities, cooperatives, private developers, government-funded utilities, independent power producers, independent transmission companies, industrial facility owners and other contractors. Commercial and industrial electrical contracting services are provided to general contractors, commercial and industrial facility owners, local governments and developers generally throughout the United States and western Canada. For more information, visit myrgroup.com.

Forward-Looking Statements

Various statements in this announcement, including those that express a belief, expectation, or intention, as well as those that are not statements of historical fact, are forward-looking statements. The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenue, income, capital spending, segment improvements and investments. Forward-looking statements are generally accompanied by words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “objective,” “outlook,” “plan,” “project,” “likely,” “unlikely,” “possible,” “potential,” “should” or other words that convey the uncertainty of future events or outcomes. The forward-looking statements in this announcement speak only as of the date of this announcement. We disclaim any obligation to update these statements (unless required by securities laws), and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. No forward-looking statement can be guaranteed and actual results may differ materially from those projected. Forward-looking statements in this announcement should be evaluated together with the many uncertainties that affect MYR's business, particularly those mentioned in the risk factors and cautionary statements in Item 1A. of MYR's Annual Report on Form 10-K for the fiscal year ended December 31, 2018, and in any risk factors or cautionary statements contained in MYR's subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K.

MYR Group Inc. Contact:

Betty R. Johnson, Chief Financial Officer, 847-290-1891, investorinfo@myrgroup.com

Investor Contact:

David Gutierrez, Dresner Corporate Services, 312-780-7204, dgutierrez@dresnerco.com

Financial tables follow…

MYR GROUP INC.

Consolidated Balance Sheets

As of June 30, 2019 and December 31, 2018

	June 30,	December 31,
(In thousands, except share and per share data)	2019	2018
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$4,355	$7,507
Accounts receivable, net of allowances of $4,517 and $1,331, respectively	313,455	288,427
Contract assets	174,805	160,281
Current portion of receivable for insurance claims in excess of deductibles	10,083	10,572
Other current assets	10,681	8,847
Total current assets	513,379	475,634
Property and equipment, net of accumulated depreciation of $265,636 and $253,495, respectively	168,972	161,892
Operating lease right-of-use assets	14,130	—
Goodwill	56,596	56,588
Intangible assets, net of accumulated amortization of $8,500 and $7,031, respectively	31,818	33,266
Receivable for insurance claims in excess of deductibles	17,094	17,173
Investment in joint ventures	2,222	1,324
Other assets	2,484	2,878
Total assets	$806,695	$748,755

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$6,856	$3,681
Current portion of operating lease obligations	3,817	—
Current portion of finance lease obligations	1,135	1,119
Accounts payable	166,350	139,480
Contract liabilities	53,581	58,534
Current portion of accrued self-insurance	19,692	19,633
Other current liabilities	52,669	61,358
Total current liabilities	304,100	283,805
Deferred income tax liabilities	17,359	17,398
Long-term debt	99,623	86,111
Accrued self-insurance	33,664	34,406
Operating lease obligations, net of current maturities	10,456	—
Finance lease obligations, net of current maturities	923	1,514
Other liabilities	1,633	1,057
Total liabilities	467,758	424,291
Commitments and contingencies
Stockholders’ equity:
Preferred stock—$0.01 par value per share; 4,000,000 authorized shares;
none issued and outstanding at June 30, 2019 and December 31, 2018	—	—
Common stock—$0.01 par value per share; 100,000,000 authorized shares;
16,644,459 and 16,564,961 shares issued and outstanding at June 30, 2019 and December 31, 2018, respectively	166	165
Additional paid-in capital	150,177	148,276
Accumulated other comprehensive loss	(393)	(193)
Retained earnings	189,089	174,736
Total stockholders' equity attributable to MYR Group Inc.	339,039	322,984
Noncontrolling interest	(102)	1,480
Total stockholders’ equity	338,937	324,464
Total liabilities and stockholders’ equity	$806,695	$748,755

MYR GROUP INC.

Unaudited Consolidated Statements of Operations and Comprehensive Income

Three and Six Months Ended June 30, 2019 and 2018

	Three months ended		Six months ended
	June 30,		June 30,
(In thousands, except per share data)	2019	2018	2019	2018

Contract revenues	$448,776	$339,676	$916,870	$685,287
Contract costs	405,613	301,046	830,831	610,904
Gross profit	43,163	38,630	86,039	74,383
Selling, general and administrative expenses	33,944	29,168	66,931	57,448
Amortization of intangible assets	735	119	1,469	236
Gain on sale of property and equipment	(926)	(1,014)	(1,397)	(2,065)
Income from operations	9,410	10,357	19,036	18,764
Other income (expense):
Interest expense	(1,168)	(783)	(2,373)	(1,504)
Other income, net	582	25	1,328	274
Income before provision for income taxes	8,824	9,599	17,991	17,534
Income tax expense	2,466	2,764	5,013	5,055
Net income	6,358	6,835	12,978	12,479
Less: net loss attributable to noncontrolling interest	(849)	—	(1,582)	—
Net income attributable to MYR Group Inc.	$7,207	$6,835	$14,560	$12,479
Income per common share attributable to MYR Group Inc.:
—Basic	$0.43	$0.42	$0.88	$0.76
—Diluted	$0.43	$0.41	$0.87	$0.75
Weighted average number of common shares and potential common shares outstanding:
—Basic	16,600	16,455	16,557	16,388
—Diluted	16,704	16,592	16,682	16,555

Net income	$6,358	$6,835	$12,978	$12,479
Other comprehensive income (loss):
Foreign currency translation adjustment	(123)	16	(200)	(1)
Other comprehensive income (loss)	(123)	16	(200)	(1)
Total comprehensive income	6,235	6,851	12,778	12,478
Less: net loss attributable to noncontrolling interest	(849)	—	(1,582)	—
Total comprehensive income attributable to MYR Group Inc.	$7,084	$6,851	$14,360	$12,478

MYR GROUP INC.

Unaudited Consolidated Statements of Cash Flows

Six Months Ended June 30, 2019 and 2018

	Six months ended
	June 30,
(In thousands)	2019	2018

Cash flows from operating activities:
Net income	$12,978	$12,479
Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation and amortization of property and equipment	19,714	18,590
Amortization of intangible assets	1,469	236
Stock-based compensation expense	2,153	1,478
Deferred income taxes	23	323
Gain on sale of property and equipment	(1,397)	(2,065)
Other non-cash items	783	354
Changes in operating assets and liabilities:
Accounts receivable, net	(24,468)	7,071
Contract assets	(14,218)	(14,471)
Receivable for insurance claims in excess of deductibles	568	(330)
Other assets	(3,552)	2,144
Accounts payable	27,242	(9,845)
Contract liabilities	(5,035)	17,551
Accrued self insurance	(692)	(239)
Other liabilities	(8,169)	11,990
Net cash flows provided by operating activities	7,399	45,266
Cash flows from investing activities:
Proceeds from sale of property and equipment	1,658	2,426
Purchases of property and equipment	(27,961)	(28,019)
Net cash flows used in investing activities	(26,303)	(25,593)
Cash flows from financing activities:
Net repayments under revolving lines of credit	(5,896)	(21,156)
Borrowings under equipment notes	24,038	—
Payment of principal obligations under equipment notes	(1,455)	—
Payment of principal obligations under finance leases	(575)	(545)
Proceeds from exercise of stock options	284	1,887
Repurchase of common shares	(778)	(951)
Other financing activities	36	10
Net cash flows provided by (used in) financing activities	15,654	(20,755)
Effect of exchange rate changes on cash	98	(58)
Net decrease in cash and cash equivalents	(3,152)	(1,140)
Cash and cash equivalents:
Beginning of period	7,507	5,343
End of period	$4,355	$4,203

MYR GROUP INC.

Unaudited Consolidated Selected Data,

Unaudited Performance Measure and Reconciliation of Non-GAAP Measure

Three and Twelve Months Ended June 30, 2019 and 2018

	Three months ended		Last twelve months ended
	June 30,		June 30,
(in thousands, except share and per share data)	2019	2018	2019		2018

Summary Statement of Operations Data:
Contract revenues	$448,776	$339,676	$1,762,752		$1,432,290
Gross profit	$43,163	$38,630	$178,716		$146,130
Income from operations	$9,410	$10,357	$50,584		$44,240
Income before provision for income taxes	$8,824	$9,599	$43,525		$37,571
Income tax expense	$2,466	$2,764	$11,732		$6,368
Net income attributable to MYR Group Inc.	$7,207	$6,835	$33,168		$31,203
Tax rate	27.9%	28.8%	27.0%		16.9%

Per Share Data:
Income per common share attributable to MYR Group Inc.:
- Basic	$0.43	$0.42	$2.01	(1)	$1.92	(1)
- Diluted	$0.43	$0.41	$1.99	(1)	$1.88	(1)
Weighted average number of common shares
and potential common shares outstanding:
- Basic	16,600	16,455	16,526	(2)	16,348	(2)
- Diluted	16,704	16,592	16,656	(2)	16,529	(2)

	June 30,	December 31,	June 30,		June 30,
(in thousands)	2019	2018	2018		2017

Summary Balance Sheet Data:
Total assets	$806,695	$748,755	$615,594		$569,857
Total stockholders’ equity attributable to MYR Group Inc.	$339,039	$322,984	$302,625		$267,128
Goodwill and intangible assets	$88,414	$89,854	$57,576		$57,971
Total funded debt	$106,479	$89,792	$57,804		$44,878

	Last twelve months ended
	June 30,
	2019	2018
Financial Performance Measure (3):
Reconciliation of Non-GAAP measure:
Net income attributable to MYR Group Inc.	$33,168	$31,203
Interest expense, net	4,497	2,999
Tax impact of interest	(1,214)	(507)
EBIT, net of taxes (4)	$36,451	$33,695

See notes at the end of this earnings release.

MYR GROUP INC.

Unaudited Performance Measures and Reconciliation of Non-GAAP Measures

Three and Twelve Months Ended June 30, 2019 and 2018

	Three months ended		Last twelve months ended
	June 30,		June 30,
(in thousands, except share, per share data, ratios and percentages)	2019	2018	2019	2018

Financial Performance Measures (3):
EBITDA (5)	$20,626	$19,816	$90,292	$78,519
EBITDA per Diluted Share (6)	$1.23	$1.19	$5.42	$4.75
Free Cash Flow (7)	$(2,446)	$9,711	$(3,724)	$(21,376)
Book Value per Period End Share (8)	$20.24	$18.12
Tangible Book Value (9)	$250,625	$245,049
Tangible Book Value per Period End Share (10)	$14.96	$14.67
Funded Debt to Equity Ratio (11)	0.31	0.19
Asset Turnover (12)			2.86	2.51
Return on Assets (13)			5.4%	5.5%
Return on Equity (14)			11.0%	11.7%
Return on Invested Capital (17)			10.2%	11.2%

Reconciliation of Non-GAAP Measures:
Reconciliation of Net income attributable to MYR Group Inc. to EBITDA:
Net income attributable to MYR Group Inc.	$7,207	$6,835	$33,168	$31,203
Net income - noncontrolling interests	(849)	—	(1,375)	—
Net income	6,358	6,835	31,793	31,203
Interest expense, net	1,168	783	4,497	2,999
Provision for income taxes	2,466	2,764	11,732	6,368
Depreciation and amortization	10,634	9,434	42,270	37,949
EBITDA (5)	$20,626	$19,816	$90,292	$78,519

Reconciliation of Net Income attributable to MYR Group Inc. per Diluted Share to EBITDA per Diluted Share:
Net income attributable to MYR Group Inc. per share	$0.43	$0.41	$1.99	$1.88
Net income - noncontrolling interests per share	(0.05)	—	(0.08)	—
Net income per share	0.38	0.41	1.91	1.88
Interest expense, net, per share	0.07	0.05	0.27	0.18
Provision for income taxes per share	0.15	0.17	0.70	0.39
Depreciation and amortization per share	0.63	0.56	2.54	2.30
EBITDA per Diluted Share (6)	$1.23	$1.19	$5.42	$4.75

Calculation of Free Cash Flow:
Net cash flow from operating activities	$15,604	$23,233	$46,922	$16,888
Less: cash used in purchasing property and equipment	(18,050)	(13,522)	(50,646)	(38,264)
Free Cash Flow (7)	$(2,446)	$9,711	$(3,724)	$(21,376)

Reconciliation of Book Value to Tangible Book Value:
Book value (total stockholders' equity attributable to MYR Group Inc.)	$339,039	$302,625
Goodwill and intangible assets	(88,414)	(57,576)
Tangible Book Value (9)	$250,625	$245,049

Reconciliation of Book Value per Period End Share
to Tangible Book Value per Period End Share:
Book value per period end share	$20.24	$18.12
Goodwill and intangible assets per period end share	(5.28)	(3.45)
Tangible Book Value per Period End Share (10)	$14.96	$14.67

Calculation of Period End Shares:
Shares outstanding	16,644	16,565
Plus: Common equivalents	104	137
Period End Shares (15)	16,748	16,702

	June 30,	June 30,	June 30,
	2019	2018	2017
Reconciliation of Invested Capital to Shareholders Equity:
Book value (total stockholders' equity attributable to MYR Group Inc.)	$339,039	$302,625	$267,128
Plus: Total Funded Debt	106,479	57,804	44,878
Less: Cash and cash equivalents	(4,355)	(4,203)	(10,026)
Invested Capital (16)	$441,163	$356,226	$301,980

See notes at the end of this earnings release.

(1)	Last-twelve-months earnings per share is the sum of earnings per share attributable to MYR Group Inc. reported in the last four quarters.
(2)	Last-twelve-months average basic and diluted shares attributable to MYR Group Inc. were determined by adding the average shares reported for the last four quarters and dividing by four.
(3)	These financial performance measures are provided as supplemental information to the financial statements. These measures are used by management to evaluate our past performance, our prospects for future performance and our ability to comply with certain material covenants as defined within our credit agreement, and to compare our results with those of our peers. In addition, we believe that certain of the measures, such as book value, tangible book value, free cash flow, asset turnover, return on equity, and debt leverage are measures that are monitored by sureties, lenders, lessors, suppliers and certain investors. Our calculation of each measure is described in the following notes; our calculation may not be the same as the calculations made by other companies.
(4)	EBIT, net of taxes is defined as net income attributable to MYR Group Inc. plus net interest, less the tax impact of net interest. The tax impact of net interest is computed by multiplying net interest by the effective tax rate. Management uses EBIT, net of taxes, to measure our results exclusive of the impact of financing costs.
(5)	EBITDA is defined as earnings before interest, taxes, depreciation and amortization. EBITDA is not recognized under GAAP and does not purport to be an alternative to net income as a measure of operating performance or to net cash flows provided by operating activities as a measure of liquidity. EBITDA is a component of the debt to EBITDA covenant, as defined in our credit agreement, which we must comply with to avoid potential immediate repayment of amounts borrowed or additional fees to seek relief from our lenders. In addition, management considers EBITDA a useful measure because it eliminates differences which are caused by different capital structures as well as different tax rates and depreciation schedules when comparing our measures to our peers’ measures.
(6)	EBITDA per diluted share is calculated by dividing EBITDA by the weighted average number of diluted shares attributable to MYR Group Inc. outstanding for the period. EBITDA per diluted share is not recognized under GAAP and does not purport to be an alternative to income per diluted share.
(7)	Free cash flow, which is defined as cash flow provided by operating activities minus cash flow used in purchasing property and equipment, is not recognized under GAAP and does not purport to be an alternative to net income attributable to MYR Group Inc., cash flow from operations or the change in cash on the balance sheet. Management views free cash flow as a measure of operational performance, liquidity and financial health.
(8)	Book value per period end share is calculated by dividing total stockholders’ equity attributable to MYR Group Inc. at the end of the period by the period end shares outstanding.
(9)	Tangible book value is calculated by subtracting goodwill and intangible assets outstanding at the end of the period from stockholders’ equity attributable to MYR Group Inc. Tangible book value is not recognized under GAAP and does not purport to be an alternative to book value or stockholders’ equity attributable to MYR Group Inc.
(10)	Tangible book value per period end share is calculated by dividing tangible book value at the end of the period by the period end number of shares outstanding. Tangible book value per period end share is not recognized under GAAP and does not purport to be an alternative to income per diluted share.
(11)	The funded debt to equity ratio is calculated by dividing total funded debt at the end of the period by total stockholders’ equity attributable to MYR Group Inc. at the end of the period.
(12)	Asset turnover is calculated by dividing the current period revenue by total assets at the beginning of the period.
(13)	Return on assets is calculated by dividing net income attributable to MYR Group Inc. for the period by total assets at the beginning of the period.
(14)	Return on equity is calculated by dividing net income attributable to MYR Group Inc. for the period by total stockholders’ equity attributable to MYR Group Inc. at the beginning of the period.
(15)	Period end shares is calculated by adding average common stock equivalents for the quarter to the period end balance of common stock outstanding. Period end shares is not recognized under GAAP and does not purport to be an alternative to diluted shares. Management views period end shares as a better measure of shares outstanding as of the end of the period.
(16)	Invested capital is calculated by adding net funded debt (total funded debt less cash and marketable securities) to total stockholders’ equity attributable to MYR Group Inc.
(17)	Return on invested capital is calculated by dividing EBIT, net of taxes, less any dividends, by invested capital at the beginning of the period. Return on invested capital is not recognized under GAAP, and is a key metric used by management to determine our executive compensation.